LIMITED EXCLUSIVITY AGREEMENT

This Limited Exclusivity Agreement (this "Agreement") is entered into on September 1, 2018 (the "Agreement Date") by and between E.T. Horn Company ("HORN"), with offices located at 16050 Canary Avenue, La Mirada CA, 90638, USA and Elite Beverage International Corp. ("Elite"), with offices located at 7687 Charleston Way, Port St Lucie FL 34986, USA RECITALS:

A.HORN is the exclusive manufacture and distributor of a branch chained amino acids and Palatinose® lsomaltulose combination ("Outlast®" US Patent Number 8,283,327 and Outlast (Trademark) Reg# 3911364); and

B.Elite wishes to develop and sell ready to drink ("RTD") functional beverages in combination with Outlast® (the "Product") in sports nutrition applications (the "Market") in the United States (the "U.S. Territory") and throughout the world outside the United States (the "International Territory").

AGREEMENT:

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto each agree to the terms and conditions in this Agreement intending to be legally bound by them.

1.Appointment and Exclusivity. Subject to the terms and conditions of this Agreement, HORN hereby grants Elite the exclusive right to use Outlast to formulate into the Product and sell the Product in the Market in the U.S. Territory and the International Territory. HORN will not knowingly permit or allow Outlast to be used in any other bulk functional beverage RTD products in the Market or in the U.S. Territory or the International Territory.

2.Outlast Brand Use. Elite will prominently display the Outlast logo/trademark on all Product packaging and will display the Outlast logo in all Product literature. All uses of the Outlast brand and trademark will be in accordance to the requirements provided to Elite by Horn. Elite agrees that it will provide copies of all proposed draft packaging and literature to HORN in advance for HORN's review. HORN will review and provide feedback to Elite within 48 hours of receiving drafts from Elite.

3.Term and Termination.

3.1.Exclusivity Term. The exclusive rights set forth in Section 1 start September 1, 2018 and terminate on September 1, 2019, for both the U.S. Territory and the International Territory. In the event that Elite fails to do any of the following, the exclusive rights set forth in Section 1 immediately become null and void: (i) substantially launch the Product in the U.S. Territory on or before December 1, 2018, or (ii) submit a

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reimburse Elite for all direct out-of-pocket costs and expenses actually incurred by them in complying with such recall as requested by HORN, to the extent Elite is not allocated any responsibility for the recall.

6.HORN's Duties. HORN agrees to perform the duties set forth below.

6.1.Supply of Products. With the exception of an event of force majeure or the failure of Elite to pay according to terms of this Agreement, HORN agrees to supply Elite with Outlast on a timely basis as agreed to by the parties and in quantities sufficient to fulfill orders placed by Elite.

6.2.Intellectual Property. HORN will maintain relevant patents and trademark registrations and, at the discretion of HORN, take reasonable steps to enforce the same. To the best of HORN's knowledge, the know-how, patents, trademarks and other intellectual property to be provided under this Agreement by HORN are valid and do not infringe any intellectual property right of any third party.

6.3.Applicable Laws and Regulations. HORN will comply with all applicable U.S. laws and U.S. regulations for Outlast.

6.4.Outlast shall meet the industry requirements and certifications set forth in Exhibit A attached hereto.

7.Intellectual Property. Elite may not, and is not being granted any right or license, whatsoever, by implication, estoppel or otherwise, to utilize any information, know how, proprietary data, trademarks or patent rights which HORN may have or may secure in the future relating to Outlast, except that, subject to the terms of this Agreement, Elite is hereby granted rights to use HORN's trademarks for Outlast solely in connection with promoting and selling Products within the U.S. Territory and the International Territory.

8.Indemnification.

8.1.Elite will indemnify and hold HORN harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) that HORN may incur or suffer as a result of any claim of any kind whatsoever arising out of (a) any act or omission by Elite that violates this Agreement; (b) any claim for breach of warranty based upon any warranty or representation given or purportedly given by Elite that is different from or in addition to written warranties and representations authorized by HORN; (c) any third party claim for personal injury, damage, economic loss or other damage, caused by or arising out of the use of the Products proximately caused by or resulting from the intentional acts, omissions or negligence of Elite; or (d) any claim for breach of warranty based upon a defect caused by any act or omission by Elite or its employees or agents; or Elite is responsible for their respective employees and agents with respect to HORN under this provision.

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8.2.HORN will indemnify and hold Elite harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) that Elite may incur or suffer as a result of any claim of any kind whatsoever arising out of (a) any act or omission by HORN that violates this Agreement; or (b) claims for defective Outlast and product liability claims not due to acts or omissions of Elite.

9.General Provisions.

9.1.Notices. All notices and other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given (i) when received if delivered by hand; (ii) the next business day if placed with a reputable express carrier for delivery during the morning of the following business day; or (iii) four (4) business days after deposit, if placed in the U.S. mail for delivery by airmail, postage pre paid, and addressed to the appropriate party using the address set forth under such party's signature to this Agreement. All notices will be sent to the attention of the Chief Executive Officer. If either party should change its address, such party will give written notice of the other party of the new address in the manner set forth above, but any such notice will not be effective until actually received by the addressee.

9.2.Continuing Obligations. The obligations under Sections 7, 8, 9, and 10 herein will survive the expiration and termination of this Agreement and will continue in full force and effect.

9.3.Modification and Waiver. No purported amendment, modification or waiver of any provision hereof will be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver will be limited to the circumstance or event specifically referenced in the written waiver document and will not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

9.4.Force Majeure. Neither party will be liable to the other under this Agreement for any delay or failure or other performance caused in whole or in part by any contingency beyond that party's reasonable control, including without limitation, acts of God, acts of any government or any agency or subdivision thereof or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular sources; provided however, that the party so affected will immediately notify the other of the event of force majeure and take all reasonable steps to avoid or remove such cause of nonperformance.

9.5.Assignment. Elite will not assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of HORN. HORN may assign this Agreement, without obtaining the written consent of the other party, in whole or in part, at any time, without the prior consent of Elite.

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9.6.Severability and Interpretation. In the event that a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforced in accordance with their terms. This Agreement will not be construed against the drafting party merely because of its role in drafting this Agreement.

9.7.Controlling Law and Jurisdiction. This Agreement will be governed by, construed and interpreted in accordance with the laws of the State of California. All disputes, controversies and claims arising out of or relating to this Agreement or the relationship between the parties will be resolved by binding arbitration. Arbitration proceedings will be determined in accordance with the then current rules and procedures for the arbitration of commercial disputes of the American Arbitration Association or any successor thereof ("AAA"). The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in the forum where a party first files. Any arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

9.8.Entire Agreement. This Agreement, together with the Exhibits, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Copies of this Agreement with signatures transmitted by facsimile will be deemed to be original signed versions of this Agreement.

The parties hereto have executed this Agreement to be effective as of the latter of the two signatures below.

ELITE BEVERAGE INTL CORP

/s/ Joey Firestone

Joey Firestone

President

9/26/28

E.T.HORN

  /s/  Jeffrey Martin

Jeffrey S. Martin

President – Life Sciences

9/26/18

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EXHIBIT A

OUTLAST INDUSTRY REQUIREMENTS AND CERTIFICATIONS

Proposition 65 Compliant GRAS status

Non-GMP

WADA compliant

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